                                                                      EXHIBIT K


                            ARTICLES OF AMENDMENT TO
                          ARTICLES OF INCORPORATION OF
                           AER ENERGY RESOURCES, INC.

         In accordance with Sections 14-2-602 and 14-2-1006 of the Georgia Business Corporation Code (the "Code"), AER Energy Resources, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the Code, DOES HEREBY CERTIFY:

         1.       The name of the Corporation is AER Energy Resources, Inc.

         2. The following resolution setting forth an amendment to the Corporation's Articles of Incorporation has been duly adopted by the Corporation's Board of Directors:

                           RESOLVED, that Article II of the Corporation's
                  Articles of Incorporation is hereby amended by adding the following provisions to the end of Section 2.4: "The Corporation is authorized to issue 400,000 shares of Series D Convertible Preferred Stock, no par value (the "Series D Preferred Stock"). The Series D Preferred Stock shall have the terms, preferences, limitations and relative rights set forth on Exhibit A hereto."

         3. The "Exhibit A" referenced in the foregoing resolution is included in these Articles of Amendment and is the same "Exhibit A" as is attached hereto.

         4. The foregoing resolution containing the amendment was duly adopted on January 28, 2002, by the Corporation's Board of Directors in accordance with the provisions of Sections 14-2-602 and 14-2-1002 of the Code. This amendment was adopted by the Corporation's Board of Directors without shareholder action and such shareholder action was not required, except that this amendment was duly approved by the holders of Series A, B and C Preferred Stock pursuant to the requirements of the Corporation's Articles of Incorporation.

         IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed by the undersigned duly authorized officer, this 31st day of January, 2002.


                                    AER ENERGY RESOURCES, INC.


                                    By: /s/ J.T. Moore
                                       ----------------------------------------
                                       J.T. Moore
                                       Vice President and Chief Financial
                                         Officer

                                   EXHIBIT A

             TERMS, PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS OF
                    SERIES D CONVERTIBLE PREFERRED STOCK OF
                           AER ENERGY RESOURCES, INC.


         The following terms shall have the meanings specified:

         "Articles of Incorporation" shall mean the Articles of Incorporation of the Corporation, as amended.

         "Board of Directors" shall mean the board of directors of the Corporation.

         "Bylaws" shall mean the bylaws of the Corporation, as amended.

         "Common Stock" shall mean the common stock, no par value per share, of the Corporation.

         "Conversion Notice" shall have the meaning provided in Section (d)(5) hereof.

         "Conversion Price" shall equal $0.3059; provided, however, that if 115% of the average closing bid price of the Common Stock as reported on the OTC-BB for the 20 consecutive trading days ending on January 30, 2003 (such 20-day average price being referred to in this definition as the "Adjusted Price") is less than the Conversion Price, then the Conversion Price shall equal the greater of (1) 115% of the Adjusted Price and (2) $0.1995; provided, further, that the Conversion Price shall also be subject to the adjustments provided in Section (d)(6) hereof.

         "Conversion Rate" shall equal such number of shares of Common Stock equal to (1) the then applicable Liquidation Value, divided by (2) the then applicable Conversion Price.

         "Conversion Rights" shall have the meaning provided in Section (d) hereof.

         "Conversion Shares" shall mean the shares of Common Stock into which each share of Series D Preferred Stock is convertible pursuant to Section (d) hereof.

         "Corporation" shall mean AER Energy Resources, Inc., a Georgia corporation.

         "Extraordinary Transaction" shall mean any of the following events:

         (1) the consummation of a merger, share exchange, acquisition of stock or other similar transaction, as a result of which the Corporation shall not continue to exist or shall continue to exist only as a subsidiary of another entity (other than a parent or subsidiary of the Corporation);

         (2) the consummation of a sale of all or substantially all the assets of the Corporation to a person or entity (other than a parent or subsidiary of the Corporation); or

         (3) the public announcement of a tender offer (other than by a parent or subsidiary of the Corporation) for all of the outstanding shares of Common Stock.

         "Georgia Code" shall mean the Georgia Business Corporation Code, O.C.G.A. ss. 14-2-101 et seq., as amended.

         "Liquidation" shall have the meaning provided in Section (b) hereof.

         "Liquidation Value," with respect to a share of Series D Preferred Stock, shall equal the Stated Value of such share plus all accrued but unpaid dividends with respect to such share.

         "Original Issue Date" shall mean, with respect to a share of Series D Preferred Stock, the date that such share was purchased from the Corporation.

         "OTC-BB" shall mean the Over-the-Counter Bulletin Board automated quotation system operated by The Nasdaq Stock Market, Inc. ("Nasdaq"), or any successor quotation system.

         "Redemption Notice" shall have the meaning provided in Section (e)(1) hereof.

         "Redemption Price" shall have the meaning provided in Section (e)(1) hereof.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Series A Preferred Stock" shall mean the 425,000 shares of Series A Convertible Preferred Stock, no par value, established by the Corporation on September 27, 2000.

         "Series B Preferred Stock" shall mean the 250,000 shares of Series B Convertible Preferred Stock, no par value, established by the Corporation on February 28, 2001.

         "Series C Preferred Stock" shall mean the 500,000 shares of Series C Convertible Preferred Stock, no par value, established by the Corporation on June 12, 2001.

         "Series D Preferred Stock" shall mean the 400,000 shares of Series D Convertible Preferred Stock, no par value, hereby established.

         "Stated Value" per share of the Series D Preferred Stock shall mean the per share issue price for any share of Series D Preferred Stock, as adjusted pursuant to Section (d)(6) hereof after January 31, 2002. The initial Stated Value per share of Series D Preferred Stock is $10.00.

         The terms, preferences, limitations and relative rights of the Series D Preferred Stock are as follows:

         (a) Dividend Rights. The following dividend rights shall apply to the Series D Preferred Stock:

                  (1) The holders of outstanding shares of Series D Preferred Stock shall be entitled to receive cash dividends when, as and if declared by the Board of Directors out of any funds legally available therefor at the rate of 6.75% of the Liquidation Value per annum, or $0.675 per share of Series D Preferred Stock based upon the initial Stated Value per share.

                  (2) Dividends shall accrue on each share of Series D Preferred Stock from the Original Issue Date, and shall accrue from day to day, whether or not earned or declared and whether or not there shall be funds legally available for the payment of such dividends. Such dividends shall be cumulative so that, if such dividends in respect of any previous or current quarterly dividend period, at the rate specified above, shall not have been paid or declared and a sum sufficient for the payment thereof set apart, the deficiency shall first be fully paid before any dividend or other distribution shall be paid on or declared and set apart for the Common Stock or any other stock ranking junior to the Series D Preferred Stock. Any accumulation of dividends on the Series D Preferred Stock shall not bear interest.

                  (3) No cash dividend shall be paid or declared on Common Stock or any other stock ranking junior to the Series D Preferred Stock as to dividend preference unless (A) full accrued and unpaid dividends on the Series D Preferred Stock for all past dividend periods and the then current dividend period shall have been paid or declared and a sum sufficient for the payment above set apart and (B) the Corporation shall also pay each holder of the Series D Preferred Stock the amount of such cash dividend per share of Common Stock, multiplied by the number of shares of Common Stock that such holder would have received if, immediately prior to the declaration date of such dividend, all shares of Series D Preferred Stock owned by such holder were converted into Common Stock pursuant to Section (d) hereof.

                  (4) Each dividend shall be paid to the holders of record of the Series D Preferred Stock as they shall appear on the stock register of the Corporation on such record date, not exceeding 45 days nor less than 10 days preceding a dividend payment date, as shall be fixed by the Board of Directors or a duly authorized committee thereof.

                  (5) The Series D Preferred Stock shall rank as to payment of dividends on a parity with the Series A, Series B and Series C Preferred Stock.

         (b)      Liquidation Rights.

                  (1) Subject to the rights of any class of stock of the Corporation with liquidation preferences senior to the Series D Preferred Stock, in the event of the liquidation, dissolution or winding up for any reason, including, without limitation, bankruptcy, of the Corporation or any of the Corporation's subsidiaries, the assets of which constitute all or substantially all the assets of the business of the Corporation and its subsidiaries taken as a whole (each such event being referred to as a "Liquidation"), the holders of the outstanding shares of Series D Preferred Stock shall be entitled to receive in exchange for and in redemption of each share of their Series D Preferred Stock, and on a parity with the holders of any capital stock ranking pari passu to the Series D Preferred Stock, from any funds, proceeds or assets legally available for distribution to shareholders, an amount equal to the greater of (1) the Liquidation Value as of the date that the Liquidation is approved by the shareholders of the Corporation, or, if no such approval is required, the Board of Directors, or (2) the aggregate amount of such funds, proceeds or assets, multiplied by a fraction:

                           (x) the numerator of which is the number of Conversion Shares to which the holder of such share of Series D Preferred Stock would be entitled to receive by virtue of converting such share; and

                           (y) the denominator of which is the aggregate of the number of Conversion Shares, shares of Common Stock outstanding, and all other shares of outstanding capital stock of any series the holders of which are entitled to participate in the proceeds of a Liquidation.

                  (2) All the preferential amounts to be paid to the holders of Series D Preferred Stock under this Section (b) shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any funds, proceeds or assets of the Corporation to, the holders of shares of Common Stock or any class or series of stock of the Corporation ranking junior to the Series D Preferred Stock in connection with a Liquidation as to which this Section (b) applies. If the funds, proceeds and assets to be distributed to the holders of Series D Preferred Stock are insufficient to permit the payment to such holders of the full amounts payable to such holders, the funds, proceeds and assets legally available for distribution shall be distributed ratably among the holders of Series D Preferred Stock in proportion to the full amount each such holder is otherwise entitled to receive.

                  (3) The Series D Preferred Stock shall rank as to payments upon Liquidation on a parity with the Series A, Series B and Series C Preferred Stock.

         (c) Voting Rights. Except as provided herein or by the Code, the Series D Preferred Stock shall not have any voting rights.

         (d) Conversion. The holders of Series D Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                  (1)      Conversion Rate.

                           (A) For purposes of this Section (d), each share of Series D Preferred Stock shall be convertible, at the times and under the conditions described in this Section
                  (d), at the rate of one share of Series D Preferred Stock to the number of shares of Common Stock that equals the Conversion Rate. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the shares of Series D Preferred Stock to be converted in accordance with the procedures described in Section (d)(5) hereof.

                           (B) No fractional shares of Common Stock shall be issued upon conversion of Series D Preferred Stock, and any shares of Series D Preferred Stock surrendered for conversion that would otherwise result in a fractional share of Common Stock shall be redeemed in cash at the then effective Conversion Price per share, payable as promptly as possible when funds are legally available therefor.

                  (2)      Conversion at Option of Holders. Subject to Section
         (d)(5) hereof, each share of Series D Preferred Stock shall be convertible, at the option of the holder thereof, at any time after issuance, in whole or in part, at the office of the Corporation or any transfer agent for the Series D Preferred Stock, into Common Stock at the then effective Conversion Rate.

                  (3)      Conversion at Option of Company.

                           (A) Beginning on January 31, 2005, and if all the conditions of Section (d)(3)(B) are satisfied, the Corporation may require that each holder of Series D Preferred Stock convert such holder's shares of Series D Preferred Stock into Common Stock in accordance with Section
                  (d) hereof.

                           (B) All of the following conditions must be met in order for the Corporation to exercise the conversion rights set forth in Section (d)(3)(A) hereof:

                                    (i)      the average closing bid price of a
                           share of the Common Stock (as reported on the OTC-BB) for any 20 trading days out of the 30 trading days immediately preceding such exercise shall be greater than or equal to 250% of the Conversion Price as of the date of such exercise;

                                    (ii)     a registration statement filed
                           under the Securities Act covering the resale of shares of Common Stock that may be received upon the conversion of all shares of the Series D Preferred Stock (the "Resale Registration Statement") is effective and has been continuously effective for at least three months;

                                    (iii)    from the effective date of the
                           Resale Registration Statement until the date of such exercise, the Common Stock has been continuously listed or quoted on a national securities exchange, on any tier of The Nasdaq Stock Market, Inc. or on an automated inter-dealer quotation system (including the OTC-BB), and the Corporation has not received any written notice stating that such exchange, market or system has delisted or is seeking to delist the Common Stock from such exchange, market or system; and

                                    (iv)     for a three-month period ending on
                           the Conversion Date with respect to such exercise, there has not been a public announcement of an Extraordinary Transaction that is pending on or has been consummated before the Conversion Date.

                  (4) Conversion Upon Extraordinary Transaction. At any time after the date that an Extraordinary Transaction has been announced and is then pending, any holder of Series D Preferred Stock may convert all of its shares of Series D Preferred Stock into a number of shares of Common Stock calculated by dividing (A) the greater of (i) the then applicable Liquidation Value and (ii) the Stated Value, plus the dividends that would have accrued on the Series D Preferred Stock in the event that no dividends were declared and paid by the Corporation for a period of three years from the Original Issue Date, by (B) the then applicable Conversion Price.

                  (5) Mechanics of Conversion. Before any holder of Series D Preferred Stock shall be entitled to receive certificates representing the shares of Common Stock into which shares of Series D Preferred Stock are converted in accordance with Sections (d)(2),
         (d)(3), (d)(4) or (e)(2) hereof, such holder shall surrender the certificate or certificates for such shares of Series D Preferred Stock, duly endorsed, with signatures guaranteed, at the office of the Corporation or of any transfer agent for the Series D Preferred Stock, and shall give written notice to the Corporation at such office of the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued, if different from the name shown on the books and records of the Corporation (the "Conversion Notice"). The Conversion Notice shall also contain such representations as may reasonably be required by the Corporation to the effect that the shares to be received upon conversion are not being acquired and will not be transferred in any way that might violate the then applicable securities laws. The Corporation shall, as soon as practicable thereafter and in no event later than 10 days after the delivery of said certificates and Conversion Notice, issue and deliver at such office to such holder of Series D Preferred Stock, or to the nominee or nominees of such holder as provided in the Conversion Notice, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. The conversion shall be effective at the time the Corporation accepts the Conversion Notice as being proper in form and substance. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion pursuant to Sections (d)(2), (d)(3), (d)(4) or (e)(2) hereof shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the effective date of conversion pursuant to this Section (d). All certificates issued upon the exercise or occurrence of the conversion shall contain a legend governing restrictions upon such shares imposed by law (if any) or agreement of the holder or his or its predecessors, successors or permitted assigns.

                  (6) Conversion Price Adjustments. The Stated Value (and therefore, the Liquidation Value, the Conversion Price, the corresponding Conversion Rate and the figures set forth in the definition of Conversion Price) shall be subject to adjustment from time to time as follows:

                           (A) Common Stock Issued at Less Than the Current Conversion Price. If the Corporation shall issue any Common Stock other than Excluded Securities (as hereinafter defined) without consideration or for a consideration per share less than the then current Conversion Price, the Conversion Price in effect immediately prior to each such issuance shall immediately (except as provided below) be reduced by multiplying the Conversion Price by a fraction of which the numerator shall be an amount equal to the sum of
                  (x) the number of shares of Common Stock outstanding immediately prior to such issuance multiplied by the current Conversion Price plus (y) the consideration, if any, received by the Corporation upon such issuance and the denominator shall be the total number of shares of Common Stock outstanding immediately after such issuance multiplied by the current Conversion Price.

                  For the purposes of any adjustment of the Conversion Price pursuant to Section (d)(6)(A) hereof, the following provisions shall be applicable:

                                    (i)      Cash. In the case of the issuance
                           of Common Stock for cash, the amount of the consideration received by the Corporation shall be deemed to be the amount of the cash proceeds received by the Corporation for such Common Stock before deducting therefrom any discounts, commissions, taxes or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                                    (ii)     Consideration Other Than Cash. In
                           the case of the issuance of Common Stock (otherwise than upon the conversion of shares of capital stock or other securities of the Corporation) for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors, irrespective of any accounting treatment, whose determination shall be conclusive.

                                    (iii)    Options and Convertible
                           Securities. Except with respect to any securities that are Excluded Securities, in the case of the issuance of (1) options, warrants or other rights to purchase or acquire Common Stock (whether or not at the time exercisable), (2) securities by their terms convertible into or exchangeable for Common Stock (whether or not at the time so convertible or exchangeable) or (3) options, warrants or rights to purchase such convertible or exchangeable securities (whether or not at the time exercisable):

                                             (a)      the aggregate maximum
                                    number of shares of Common Stock
                                    deliverable upon exercise of such options, warrants or other rights to purchase or acquire Common Stock shall be deemed to have been issued at the time such options, warrants or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections (d)(6)(A)(i) and (ii) hereof, if any, received by the Corporation upon the issuance of such options, warrants or rights plus the minimum purchase price provided in such options, warrants or rights for the Common Stock covered thereby;

                                             (b)      the aggregate maximum
                                    number of shares of Common Stock
                                    deliverable upon conversion of or in
                                    exchange for any such convertible or
                                    exchangeable securities, or upon the
                                    exercise of options, warrants or other
                                    rights to purchase or acquire such
                                    convertible or exchangeable securities and the subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options, warrants or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration (determined in the manner provided in Sections (d)(6)(A)(i) and (ii) hereof), if any, to be received by the Corporation upon the conversion or exchange of such securities, or upon the exercise of any related options, warrants or rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof;

                                             (c)      on any change in the
                                    number of shares of Common Stock
                                    deliverable upon exercise of any such
                                    options, warrants or rights or conversion or exchange of such convertible or exchangeable securities or any change in the consideration to be received by the Corporation upon such exercise, conversion or exchange, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price as then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants or rights not exercised prior to such change, or of such convertible or exchangeable securities not converted or exchanged prior to such change, upon the basis of such change;

                                             (d)      on the expiration or
                                    cancellation of any such options, warrants or rights, or the termination of the right to convert or exchange such convertible or exchangeable securities, if the Conversion Price shall have been adjusted upon the issuance thereof, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants, rights or such convertible or exchangeable securities on the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights, or upon the conversion or exchange of such convertible or exchangeable securities; and

                                             (e)      if the Conversion Price
                                    shall have been adjusted upon the issuance of any such options, warrants, rights or convertible or exchangeable securities, no further adjustment of the Conversion Price shall be made for the actual issuance of Common Stock upon the exercise, conversion or exchange thereof.

                           (B) Excluded Securities. Notwithstanding the foregoing, no adjustment shall be made pursuant to this Section (d) as a result of the issuance or deemed issuance of any of the foregoing (collectively, the "Excluded Securities"):

                                    (i)      any shares of Common Stock upon
                           the conversion of shares of Series A, Series B, Series C or Series D Preferred Stock;

                                    (ii)     securities of the Corporation
                           offered to the public pursuant to an effective registration statement under the Securities Act;

                                    (iii)    any securities of the Corporation
                           (including any shares of Common Stock that may be issuable pursuant to the conversion or exercise of any options, warrants or rights of the Corporation) pursuant to any commercial agreement if the issuance of such securities is approved by the Board of Directors;

                                    (iv)     any shares of Common Stock as a
                           result of the adjustments to the Conversion Price and the Conversion Rate under this Section (d) or the similar provisions of the Series A, Series B and Series C Preferred Stock;

                                    (v)      any options, warrants or rights of
                           the Corporation, and any shares of Common Stock issued at any time following the Original Issue Date (including any shares of Common Stock that may be issuable pursuant to the conversion or exercise of any options, warrants or rights of the Corporation), in each case granted under any employee stock option or incentive plan in which employees or directors of the Corporation may participate;

                                    (vi)     any shares of Common Stock issued
                           in a transaction to which Section (d)(6)(C) or (D) applies; or

                                    (vii)    any shares of Common Stock issued
                           pursuant to the exchange, conversion or exercise of options, warrants or other rights of the Corporation that have previously been incorporated into computations hereunder on the date when such options, warrants or other rights of the Corporation were issued.

                           (C)      Stock Dividends, Subdivisions,
                  Reclassifications or Combinations. If the Corporation shall
                  (i) declare a dividend or make a distribution on its Common Stock in shares of its Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any shares of Series D Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock which he would have owned or been entitled to receive had such Series D Preferred Stock been converted immediately prior to such date. Successive adjustments in the Conversion Price shall be made whenever any event specified above shall occur.

                           (D)      Other Distributions. In case the
                  Corporation shall fix a record date for making of a distribution to all holders of shares of its Common Stock of
                  (i) shares of any class other than its Common Stock, (ii) evidences of indebtedness of the Corporation, (iii) assets (excluding cash dividends or distributions, or dividends or distributions referred to in Section (d)(6)(C) hereof), or
                  (iv) rights or warrants (excluding those referred to in Section (d)(6)(A) hereof), in each such case the Conversion Price in effect immediately prior thereto shall be reduced immediately thereafter to the price determined by dividing
                  (1) an amount equal to the difference resulting from (x) the number of shares of Common Stock outstanding on such record date multiplied by the Conversion Price per share on such record date, less (y) the fair market value (as determined by the Board of Directors, whose determination shall be conclusive) of said shares or evidences of indebtedness or assets or rights or warrants to be so distributed, by (2) the number of shares of Common Stock outstanding on such record date. Such adjustment shall be made successively whenever such a record date is fixed. In the event that such distribution is not so made, the Conversion Price then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, rights or warrants, as the case may be, to the Conversion Price which would then be in effect if such record date had not been fixed.

                  (7) De Minimis Adjustments. No adjustment to the Conversion Price (and, therefore, the Conversion Rate) shall be made if such adjustment would result in a change in the Conversion Price of less than $0.01, but any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustments so carried forward, shall amount to $0.01 or more.

                  (8) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series D Preferred Stock such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series D Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall be insufficient to effect the conversion of all then outstanding shares of the Series D Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.


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


                  (9) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any series or class of securities other than Series D Preferred Stock (A) for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (B) with respect to an Extraordinary Transaction (other than a tender offer) or any other action described in Section (d)(6)(C) or (D) hereof, the Corporation shall mail to each holder of Series D Preferred Stock, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or action, and the amount and character of such dividend, distribution or action; provided, however, that the failure to give such notice shall not impair the validity of such dividend, distribution, Extraordinary Transaction or other action.

         (e)      Redemption.

                  (1) Optional Redemption. The Series D Preferred Stock is redeemable by the Corporation, in whole or in part, at any time or from time to time after issuance of the Series D Preferred Stock at the option of the Corporation, on at least 20 but not more than 90 days' written notice (the "Redemption Notice"). With respect to any such redemption, each share of Series D Preferred Stock will be redeemable at a price equal to the greater of (A) the then applicable Liquidation Value and (B) the Stated Value, plus the dividends that would have accrued on the Series D Preferred Stock in the event that no dividends were declared and paid by the Corporation for a period of three years from January 31, 2002 (the "Redemption Price"). The Redemption Price is payable in cash. Any holder of Series D Preferred Stock may, in lieu of receiving cash pursuant to this Section (e), exercise such holder's conversion rights pursuant to Section (d)(2) hereof by giving the Corporation a Conversion Notice no later than 10 days after the Corporation delivers the Redemption Notice.

                  (2) Mandatory Redemption. On January 31, 2007, the Company must, at its option (A) redeem each share of Preferred Stock for a cash payment equal to the then applicable Liquidation Value or
         (B) convert each share of Series D Preferred Stock into a number of shares of Common Stock equal to the then Conversion Rate in accordance with the applicable provisions of Section (d).

         (f) Protective Provisions. In addition to any other rights provided by law, so long as any shares of Series D Preferred Stock are then outstanding, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Articles of Incorporation, without first obtaining the affirmative vote or written consent of the holders of 66 2/3% of the total number of shares of Series D Preferred Stock outstanding, voting together as a single class, the Corporation shall not:

                  (1) amend or repeal any provision of, or add any provision to, the Articles of Incorporation or the Bylaws, if such action would materially and adversely alter the preferences, rights, privileges or powers of, or restrictions provided for the benefit of, holders of Series D Preferred Stock; or

                  (2) issue any shares of capital stock with preferences, limitations and relative rights that would be superior to or pari passu with the Series D Preferred Stock.

         (g) Notices. Any notice required by the provisions hereof to be given to the holders of shares of Series D Preferred Stock shall be deemed given (i) on the date of delivery, if such notice is hand-delivered to such holder or (ii) on the third business day following (and not including) the date on which such notice is either sent via express courier or deposited in the United States Mail, first-class, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation. Notice by any other means shall not be deemed effective until actually received.

         (h) Determination of Market Price. In each case where these Articles of Amendment refer to the OTC-BB to calculate the market price of the Common Stock and at such time the Common Stock is not quoted on the OTC-BB, the following provisions shall apply:

                  (1) If the Common Stock is listed on a national securities exchange, the average closing bid price shall be calculated according to the closing price of the Common Stock as reported by such exchange.

                  (2) If the Common Stock is not listed on a national securities exchange but is quoted on any tier of Nasdaq, or any successor thereto, the average closing bid price shall be calculated according to the closing bid price of the Common Stock as reported by such tier of Nasdaq.

                  (3) If the Common Stock is not listed on a national securities exchange or quoted on a tier of Nasdaq, the average closing bid price shall be calculated according to the closing price of the Common Stock as reported by the "Pink Sheets" published by The National Quotation Bureau, Inc., or any successor thereto, or as reported by any other electronic or non-electronic quotation system that publishes or reports daily quotations of the Common Stock.

                  (4) If none of the foregoing apply, the average closing bid price shall be as determined in good faith by a resolution of the Board of Directors.

                                     * * *


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